Exhibit (J)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 15 to the registration statement on Form N-1A (“Registration Statement”) of our reports dated February 25, 2004 and February 27, 2004 to the financial statements and financial highlights which appear in the December 31, 2003 Annual Report to Shareholders of EAFE Equity Index Fund and US Bond Index Fund, respectively (constituting part of the Scudder Advisor Funds II, formerly BT Advisor Funds), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Counsel and Independent Auditors”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

April 29, 2004